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                                                                      EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)
                                   (Unaudited)

                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                       JUNE 30,                  JUNE 30,
                                                               ----------------------    ----------------------
                                                                  1998         1999        1998          1999
                                                               ---------    ---------    ---------    ---------
Earnings:
    Loss before cumulative effect of a change in
        accounting principle ...............................   $ (15,619)   $ (95,311)    $(107,991)   $(147,069)
    Fixed charges, less interest capitalized ...............      43,119       46,203        86,421       90,156
                                                               ---------    ---------     ---------    ---------
       Earnings ............................................   $  27,500    $ (49,108)    $ (21,570)   $ (56,913)
                                                               =========    =========     =========    =========
Fixed charges:
   Interest expense, including interest capitalized ........   $  40,347    $  42,120     $  80,592    $  82,619
   Amortization of deferred financing costs ................       1,103        1,143         2,215        2,260
   Interest portion of rental expense ......................       6,366        8,433        12,890       16,355
                                                               ---------    ---------     ---------    ---------
       Fixed charges .......................................   $  47,816    $  51,696     $  95,697    $ 101,234
                                                               =========    =========     =========    =========

Ratio of earnings to fixed charges .........................          --           --            --           --
                                                               =========    =========     =========    =========

Deficiency of earnings available to cover
       fixed charges .......................................   $ (20,316)   $(100,804)    $(117,267)   $(158,147)
                                                               =========    =========     =========    =========
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